Exhibit 99.4
January 21, 2011
NGAS Resources, Inc.
120 Prosperous Place, Ste 201
Lexington, KY 40509
ATTENTION: Mr. Michael Wallen

SUBJECT:
Evaluation of Oil and Gas Reserves
To the Interests of Daugherty Petroleum, Inc.
In Certain Properties Located in Various States
Pursuant to the Requirements of the
Securities and Exchange Commission
Effective January 1, 2011
Job 10.1221

          At the request of Daugherty Petroleum, Inc. (DPI), Wright & Company, Inc. (Wright) has performed an evaluation to estimate proved reserves and associated cash flow and economics from certain properties to the subject interests. This evaluation was authorized by Mr. Michael Wallen of DPI. DPI is a wholly owned subsidiary of NGAS Resources, Inc (NGAS). Projections of the reserves and cash flow to the evaluated interests were based on specified economic parameters, operating conditions, and government regulations considered applicable at the effective date. This reserves evaluation is pursuant to the financial reporting requirements of the Securities and Exchange Commission (SEC) as specified in Regulation S-X, Rule 4-10(a) and Regulation S-K, Rule 1202(a)(8). It is the understanding of Wright that the purpose of this evaluation is for inclusion in relevant registration statements or other filings to the SEC. The effective date of this report is January 1, 2011. The report was completed January 21, 2011. The following is a summary of the results of the evaluation.

	Proved Developed
			Total
Daugherty Petroleum, Inc.			Proved	Proved	Total
SEC Parameters	Producing	Nonproducing	Developed	Undeveloped	Proved
	(PDP)	(PDNP)	(PDP & PDNP)	(PUD)	(PDP, PDNP & PUD)

Net Reserves to the Evaluated Interests
Oil, Mbbl:	628.637	20.975	649.612	139.339	788.951
Gas, MMcf:	33,538.715	1,653.122	35,191.840	11,949.521	47,141.363
NGL, Mbbl:	1,178.620	81.742	1,260.362	615.689	1,876.051
Gas Equivalent, MMcfe (1 bbl = 6 Mcfe)	44,382.257	2,269.424	46,651.684	16,479.689	63,131.375

Cash Flow (BTAX), M$ Undiscounted:	101,328.219	3,422.701	104,750.922	11,203.225	115,954.156
Discounted at 10% Per Annum:	46,561.363	978.760	47,540.133	-5,342.137	42.197.977

It should be noted that some minor differences may exist between the total summaries and the table totals due to rounding techniques in the ARIES™ petroleum software program.

Twelve Cadillac Drive  •  Suite 260
Brentwood, Tennessee 37027
(615) 370-0755    Fax (615) 370-0756
mail@wrightandcompany.com

Mr. Michael Wallen
NGAS Resources, Inc.
January 21, 2011

          The properties evaluated in this report are located in the states of Arkansas, Kentucky, Louisiana, North Dakota, Oklahoma, Tennessee, Virginia and West Virginia. According to DPI, the total proved reserves included in this evaluation represent 100 percent of the total proved reserves of DPI. It is the understanding of Wright that this evaluation also represents 100 percent of the reported total proved reserves of NGAS.
          Proved oil and gas reserves are those quantities of oil and gas which can be estimated with reasonable certainty to be economically producible under existing economic conditions, operating methods, and government regulations. As specified by the SEC regulations, when calculating economic producibility, the base product price must be the 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the prior 12-month period. The benchmark base prices used for this evaluation were based on the posted prices of the various gas purchasers. These benchmark base prices included, but were not limited, to natural gas at Henry Hub, LA at a rate of $4.376 per Million British thermal units (MMBtu), Tennessee Zone 1 500 Leg at a rate of $4.358 per MMBtu, Tennessee Zone 1 800 Leg at a rate of $4.339 per MMBtu, TECO Appalachia at a rate of $4.534 per MMBtu, and NYMEX Spot 12-month average of $4.393 per MMbtu. The benchmark base price used for oil was $79.43 per barrel for West Texas Intermediate oil at Cushing, OK. The Natural Gas Liquids (NGL) product price was estimated to be 62.5 percent of the base oil price. After adjusting for transportation and blending fees, the average price is $21.72 per barrel. All benchmark base prices were used in accordance wth the instructions of DPI.
          These benchmark base prices were adjusted for energy content, quality, and basis differential, as appropriate. The average adjusted product prices used to estimate proved reserves are $2.296 per Mcf of gas and $70.10 per barrel of oil. The differentials and any other adjustments for energy content, gathering, compression, or transportation were applied to the benchmark base prices as appropriate. All adjustments were made based on the specific contracts and agreements with the particular purchasers. Where appropriate, and according to contract terms, fixed prices were used until the current contract expires. At the end of the contract period, the applicable base price was used. All contracts and agreements were interpreted by DPI. Wright did not review any contracts and offers no opinion as to DPl’s interpretations. No attempt has been made to account for price fluctuations that may have occurred in the market subsequent to the effective date of this report.
          Oil and other liquid hydrocarbons are expressed in thousands of United States (U.S.) barrels (Mbbl), one barrel equaling 42 U.S. gallons. Gas volumes are expressed in millions of standard cubic feet (MMcf) at 60 degrees Fahrenheit and at the legal pressure base that prevails in the state in which the reserves are located. No adjustment of the individual gas volumes to a common pressure base has been made.
          Net income to the evaluated interests is the cash flow after consideration of royalty revenue payable to others, standard state and county taxes, operating expenses, and investments as applicable. The cash flow is before federal income tax (BTAX) and excludes consideration of any encumbrances against the properties if such exist. The cash flow (BTAX) was discounted at an annual rate of 10.00 percent (PCT) in accordance with the reporting requirements of the SEC.
          The estimates of reserves contained in this report were determined by accepted industry methods, and the procedures used in this evaluation are appropriate for the purpose served by the

Mr. Michael Wallen
NGAS Resources, Inc.
January 21, 2011

report. Where sufficient production history and other data were available, reserves for producing properties were determined by extrapolation of historical production or sales trends. Analogy to similar producing properties was used for development projects and for those properties that lacked sufficient production history to yield a definitive estimate of reserves. When appropriate, Wright may have also utilized volumetric calculations and log correlations in the determination of estimated ultimate recovery (EUR). These calculations are often based upon limited log and/or core analysis data and incomplete formation fluid and rock data. Since these limited data must frequently be extrapolated over an assumed drainage area, subsequent production performance trends or material balance calculations may cause the need for significant revisions to the estimates of reserves. Wright has used all methods and procedures as it considered necessary under the circumstances to prepare this report.
          Oil and gas reserves were evaluated for the proved developed producing (POP), proved developed nonproducing (PDNP) and proved undeveloped (PUD) reserves categories. The summary classification of total proved reserves combines the POP, PDNP and PUD categories. In preparing this evaluation, no attempt has been made to quantify the element of uncertainty associated with any category. Reserves were assigned to each category as warranted. Wright is not aware of any local, state, or federal regulations that would preclude DPI from continuing to produce from currently active wells or to fully develop those properties included in this report.
          There are significant uncertainties inherent in estimating reserves, future rates of production, and the timing and amount of future costs. Oil and gas reserves estimates must be recognized as a subjective process that cannot be measured in an exact way and estimates of others might differ materially from those of Wright. The accuracy of any reserves estimate is a function of quantity and quality of available data and of subjective interpretations and judgments. It should be emphasized that production data subsequent to the date of these estimates, or changes in the analogous properties, may warrant revisions of such estimates. Accordingly, reserves estimates are often different from the quantities of oil and gas that ultimately are recovered.
          All data utilized in the preparation of this report were provided by DPI. No inspection of the properties was made as this was not considered to be within the scope of this evaluation. Wright has not independently verified the accuracy and completeness of information and data furnished by DPI with respect to ownership interests, oil and gas production or sales, historical costs of operation and development, product prices, or agreements relating to current and future operations and sales of production. Wright requested and received detailed information allowing Wright to check and confirm any calculations provided by DPI with regard to product pricing, appropriate adjustments, lease operating expenses, and capital investments for drilling the undeveloped locations. Furthermore, if in the course of Wright’s examination something came to our attention that brought into question the validity or sufficiency of any information or data, Wright did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or independently verified such information or data. In accordance with the requirements of the SEC, all operating costs were held constant for the life of the properties.
          It should be noted that neither salvage values nor abandonment costs were included in the economic parameters in accordance with the instructions of DPI. It was assumed that any salvage value would be directly offset by the cost to abandon the property. Wright has not performed a detailed study of the abandonment costs or the salvage values and offers no opinion as to DPI’s assumptions.

Mr. Michael Wallen
NGAS Resources, Inc.
January 21, 2011

          Wright is not aware of any potential environmental liabilities that may exist concerning the properties evaluated. There are no costs included in this evaluation for potential property restoration, liability, or clean up of damages, if any, that may be necessary due to past or future operating practices.
          Wright is an independent petroleum consulting firm founded in 1988 and owns no interests in the oil and gas properties covered by this report. No employee, officer, or director of Wright is an employee, officer, or director of DPI or NGAS; nor does Wright, or any of its employees have direct financial interest in DPI or NGAS. Neither the employment of nor the compensation received by Wright is contingent upon the values assigned or the opinions rendered regarding the properties covered by this report.
          This report is prepared for the information of DPI or NGAS, its shareholders, and for the information and assistance of its independent public accountants in connection with their review of and report upon the financial statements of DPI or NGAS, and for reporting disclosures as required by the SEC. This report is also intended for public disclosure as an exhibit in filings made to the SEC by DPI or NGAS.
          Based on data and information provided by DPI or NGAS, and the specified economic parameters, operating conditions, and government regulations considered applicable at the effective date, it is Wright’s conclusion that this report provides a fair and accurate representation of the oil and gas reserves to the interests of DPI or NGAS in those certain properties included in this report.
          The professional qualifications of the petroleum consultants responsible for the evaluation of the reserves and economics information presented in this report meet the standards of Reserves Estimator as defined in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information as promulgated by the Society of Petroleum Engineers.
          It has been a pleasure to serve you by preparing this evaluation. All related data will be retained in our files and are available for your review.

Very truly yours, Wright & Company, Inc.

By:	/s/ D. Randall Wright
D. Randall Wright
President

Professional Qualifications
D. Randall Wright
President
I, D. Randall Wright, am the primary technical person in charge of the estimates of reserves and associated cash flow and economics on behalf of Wright & Company, Inc. (Wright) for the results presented in this report to Range Resources Corporation. I have a Master of Science degree in Mechanical Engineering from Tennessee Technological University.
I am a qualified Reserves Estimator as set forth in the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers. This qualification is based on more than 37 years of practical experience in the estimation and evaluation of petroleum reserves with Texaco, Inc., First City National Bank of Houston, Sipes, Williamson & Associates, Inc., Williamson Petroleum Consultants, Inc., and Wright which I founded in 1988.
I am a registered Professional Engineer in the state of Texas (TBPE #43291), granted in 1978, a member of the Society of Petroleum Engineers (SPE) and a member of the Order of the Engineer.

/s/ D. Randall Wright
D. Randall Wright, P.E.